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                                                                  EXHIBIT 10.104


                               September 23, 1998



Mr. Mark S. Demilio
2 Park Center Court
Owings Mills, MD  21117


Dear Mark:

     In regard to the Change in Control Agreement (the "Agreement") dated as of March 10, 1997 by and between Youth Services International, Inc. (the "Company") and you, and the Employment Agreement (the "Employment Agreement") dated March 10, 1997 by and between the Company and you, it has been noted that certain provisions therein have been subject to potential differing interpretations. This letter is intended to clarify the meaning of such provisions in conjunction with the proposed merger between the Company and Correctional Services Corporation the parties agree to the following:

1. The execution of the Merger Agreement between the Company and CSC of even date herewith constitutes a Change in Control under the Change in Control Agreement.

2. Mr. Demilio will not continue employment with the Company as Senior Vice President or as Chief Financial Officer after the closing of the merger contemplated by the Merger Agreement (although it is understood that Mr. Demilio and CSC will discuss and may agree that Mr. Demilio remain an employee of the Company or become an employee of CSC after the closing). The Notice of Termination under the Change in Control Agreement shall be given as of the date of the closing of the merger and the date of the closing of the merger also will be the Date of Termination under the Change in Control Agreement.

3. Notwithstanding anything to the contrary in the Change in Control Agreement or the Employment Agreement, and notwithstanding the date of closing of the merger, the parties agree that the amount of severance payable to Mr. Demilio under Section 2(b) of the Change in Control Agreement is $785,000.

4.   Mr. Demilio will be bound by the non-compete and other provisions of
     Section 8 of the Employment Agreement for the periods specified therein from the date of the closing of the merger and additionally will not, directly or indirectly, on his own behalf or as a
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Mr. Mark S. Demilio
September 23, 1998
Page 2


     partner, officer, or employee of any person, firm or corporation, enter into the employ of or engage in any business or activity which is the same as the business and activities conducted by YSI or CSC or any of their subsidiaries for a period of one year after the date of his termination of employment from CSC or its affiliates (including any extension of his employment that may be agreed as referenced in paragraph 2 above).

5. In consideration of the non-compete agreement set forth in Section 4 above, as well as the provisions contained in Section 8 of the Employment Agreement, CSC agrees to pay to Mr. Demilio $100,000 in 12 equal monthly installments commencing on the first day of the month following the date of the closing of the merger, subject to acceleration to the extent that such acceleration does not create adverse accounting effects, and, in the event of any breach of such provisions, CSC (or the Company) shall be entitled, in addition to any other damages recoverable by CSC or the Company, to the refund of such $100,000.

6. Upon consummation of the merger, CSC will cause the Company to honor the Change in Control Agreement as clarified herein.

     Please indicate your acceptance to the terms set forth herein by signing a copy of this letter below.



                                        CORRECTIONAL SERVICES CORPORATION



                                        By: /s/ James F. Slattery
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AGREED and ACCEPTED
this 23rd day of September 1998



/s/ Mark S. Demilio
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